EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Residential Funding Mortgage Securities II, Inc. for the registration of Home Loan Trust 2006-HI2, Home Loan-Backed Notes, Series 2006-HI2, in the registration statement on Form S-3 (No. 333-131196) and to the incorporation by reference therein of our report dated January 23, 2006, with respect to the consolidated financial statements of Financial Guaranty Insurance Company and subsidiaries, appearing in the Form 8-K of Residential Funding Mortgage Securities II, Inc. dated May 17, 2006, filed with the Securities and Exchange Commission.

                                           /s/Ernst & Young LLP



New York, New York
May 17, 2006